Exhibit 5.1

May 12, 2022

Romeo Power, Inc.

4380 Ayers Avenue

Vernon, CA 90058

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Romeo Power, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), having an aggregate maximum offering price of up to $200,000,000 (the “Shares”), from time to time pursuant to that certain Sales Agreement, dated May 12, 2022 (the “Sales Agreement”), by and between the Company and Cowen and Company, LLC.

The Shares are registered pursuant to a Registration Statement on Form S-3 (File No. 333-262355) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on January 26, 2022, which was declared effective by the Commission on February 3, 2022. This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

As such counsel and for purposes of our opinion set forth below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, resolutions, certificates and other instruments of the Company and corporate records furnished to us by the Company, and have reviewed certificates of public officials, statutes, records and such other instruments and documents as we have deemed necessary or appropriate as a basis for the opinion set forth below, including without limitation:

(i)	the Registration Statement;

(ii)	a prospectus supplement, dated on or about the date hereof (the “Prospectus Supplement”) to the Registration Statement relating to the issuance and sale by the Company of the Shares;

(iii)	the Second Amended and Restated Certificate of Incorporation of the Company, as amended from time to time, as certified as of May 12, 2022, by the Secretary of State of the State of Delaware (the “Charter”);

(iv)	the Second Amended and Restated Bylaws of the Company as presently in effect, as certified by an officer of the Company as of May 12, 2022;

(v)	the Sales Agreement;

(vi)	a certificate, dated as of May 12, 2022, from the Secretary of State of the State of Delaware certifying as to the existence and good standing of the Company under the laws of the State of Delaware (the “Good Standing Certificate”); and

(vii)	resolutions adopted by the board of directors of the Company, certified by an officer of the Company, relating to, among other things, the approval of the Sales Agreement, and the registration, sale and issuance of the Shares (the “Resolutions”).

In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinion set forth in this opinion letter.

In such examination and in rendering the opinion expressed below, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments, corporate records, certificates and other documents submitted to us; (ii) the authenticity and completeness of all agreements, instruments, corporate records, certificates and other documents submitted to us as originals; (iii) that all agreements, instruments, corporate records, certificates and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies conform to originals thereof, and that such originals are authentic and complete; (iv) the legal capacity, competency and authority of all persons executing all agreements, instruments, corporate records, certificates and other documents submitted to us; (v) the due authorization, execution and delivery of all agreements, instruments, corporate records, certificates and other documents by all parties thereto (other than the Company); (vi) that no documents submitted to us have been amended or terminated orally or in writing; (vii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion letter are true and correct on and as of the date hereof; (viii) that there has not been any change in the good standing status of the Company from that reported in the Good Standing Certificate; (ix) that each of the officers and directors of the Company has properly exercised his or her fiduciary duties; and (x) the Shares will not be issued or transferred in violation of any restriction contained in the Charter and that upon the issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter. As to all questions of fact material to this opinion letter, and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation or verification) upon representations and certificates or comparable documents of officers and representatives of the Company.

Based upon the foregoing, and in reliance thereon, and subject to the assumptions, limitations, qualifications and exceptions set forth herein, we are of the opinion that the issuance of the Shares has been duly authorized by all necessary corporate action on the part of the Company and, upon issuance, delivery and payment therefor in the manner contemplated by the Resolutions, the Registration Statement and the Prospectus Supplement and in accordance with the Sales Agreement, the Shares will be validly issued, fully paid and nonassessable.

Without limiting any of the other limitations, exceptions, assumptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the laws of any jurisdiction other than the General Corporation Law of the State of Delaware, as in effect on the date of this opinion letter.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this opinion letter. This opinion letter is rendered solely in connection with the offering of the Shares. This opinion letter is rendered as of the date hereof, and we assume no obligation to advise you or any other person with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein, even if the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to a Current Report on Form 8-K of the Company for incorporation by reference in the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Paul Hastings LLP